Exhibit 10.1

March 7, 2016

Bill Binch

Dear Bill:

This letter (the “Agreement”) sets forth the agreement between you and Marketo, Inc. (the “Company”) regarding the termination of your employment with the Company.

1.                                      Termination Date.  Your employment with the Company terminated on March 7, 2016 (the “Termination Date”).

2.                                      Effective Date and Revocation.  You have up to 21 days after you receive this Agreement to review it.  You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement.  Furthermore, you have up to 7 days after you sign this Agreement to revoke it.  If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me.  If you do not revoke this Agreement, the eighth day after the date you sign will be the “Effective Date.”  Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.                                      Salary and Vacation Pay.  On the Termination Date, the Company paid you $5,682.47 (regular wages) and $27,702.78 (accrued vacation) (less all applicable withholding taxes and other deductions), which represents all accrued wages and all accrued, but unused vacation, earned through your Termination Date.  You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.                                      Severance Pay.  Although you otherwise would not have been entitled to receive any severance pay from the Company, the Company will make a lump sum severance payment to you in the amount of $300,000, less all applicable withholdings after you sign and return this Agreement to me (the “Severance Amount”).  This lump sum severance payment is equal to 52 weeks of base salary, less all applicable withholdings.  This amount will be paid in a lump sum within ten (10) days after the Effective Date.

5.                                      Sales Commissions.  You are eligible to receive commissions on Quota Credit attained through your last day of employment, pursuant to your current “Incentive Terms & Condition Plan”.  We will calculate and mail the check to you separately as soon as possible.

6.                                      Paystubs and W2s.  To access your W2s and paystubs, visit ADP’s website. https://workforcenow.adp.com/public/index.htm. Your userid is, example:

Marketo, Inc.  |  901 Mariners Island Blvd., Suite 200, San Mateo, CA 94404  |  +1 650 376 2300

dsmith@marketoinc (first initial, last name). If you forget your password, click on “forgot my password”. Please login to change your work email to your personal email.

7.                                      Health Insurance and COBRA.  Your current health insurance will continue through the end of the month, March, 2016 (applies if you are currently enrolled in the company’s health insurance plans). You are eligible to continue your coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).  COBRA beneficiaries generally are eligible for group coverage during a maximum of 18 months for qualifying events due to employment termination or reduction of hours of work. Certain qualifying events, or a second qualifying event during the initial period of coverage, may permit a beneficiary to receive a maximum of 36 months of coverage. A complete COBRA packet with details of your benefit options for continued coverage will be mailed to your home via US Postal Service from our COBRA third party administrator, Basic Pacific.  If you sign this Agreement, allow it to become effective, and timely elect to continue group health insurance coverage through COBRA, the Company will pay for 12 months of COBRA premiums, which will cover you through February 28, 2017. COBRA payments under this Section shall terminate upon commencement of new full-time employment. All inquiries regarding COBRA should be directed to: Basic Pacific COBRA Member Services at 888-699-7755 or www.basicpacific.com.

8.                                      Life Insurance, Short and Long Term Disability.  Life Insurance, Short and Long term disability terminates on your Termination Date. You have 15 days from the date of this notice or 31 days from your group coverage termination date, whichever is later to elect for continuation of your employer paid and/or voluntary group coverage. You must mail or fax each application to the respective provider: Guardian and/or Anthem Blue Cross, see forms enclosed.

9.                                      401(K) Distribution.  If you were enrolled in the 401(K) Retirement Plan, you may rollover your existing 401(K) account to a new employer-sponsored 401(K) Plan or an Individual Retirement Plan (IRA).  To initiate a rollover, please contact 1-800-695-7526 (1-800-mykplan) or visit www.mykplan.com, then click on “Termination, then Online Termination” from the toolbar. Note that it takes about 45 days from date of termination before you can process your 401K transfer online. 401K distribution form enclosed.

10.                               Flexible Spending Account.  For Medical FSA, you have until March 7, 2016 to incur expenses. If you have a positive balance in your account, you can elect for FSA COBRA through Basic Pacific which will allow you to incur expenses for the months that you’re enrolled in COBRA. You will make monthly post-tax payments to Basic Pacific plus a 2% admin fee.  For Dependent care FSA, employees can incur expense till the end of the plan year, but will only be reimbursed up to the amount contributed before until March 7, 2016. For both plans you have until March 31, 2016 to submit expenses for reimbursement.  FSA claim form enclosed. http://www.flex-plan.com/, 1-800-669-3539, Co Code:         .

11.                               Stock Options.  See Equity “Termination Report” for vested shares if applicable.  The Option is exercisable with respect to the vested shares at any time until the date three (3) months after the Separation Date.  The Option will expire with respect to the vested shares on the date three (3) months after the Separation Date, and it will expire with respect to the unvested shares on the Separation Date.  The Stock Option Agreement delivered to you in connection with the Option will remain in full force and effect, and you agree to remain bound by that Agreement.  You acknowledge that except as set forth in this paragraph you have no other stock rights in the Company.  If you are leaving the company during a closed trading window, you are subject to the terms and conditions of the blackout until the trading window opens again.  The trading window typically opens at the beginning of the second full trading day after Marketo’s public disclosure of earnings for the most recent quarter.  Please keep in mind that you are allowed to perform a cash exercise of your vested and exercisable stock options regardless of whether the trading window is open or closed.  Please contact E*TRADE or stockadmin@marketo.com directly with any questions.

12.                               Restricted Stock Units.  See Equity “Termination Report” for vested shares if applicable. You own all of the shares that have issued to you upon the vesting of your Restricted Stock Units (“RSUs”) through your Termination Date.  All RSUs that are unvested as of your Termination Date will be cancelled.   You acknowledge that except as set forth in this paragraph you have no other stock rights in the Company. If you are leaving the Company during a closed trading window, you are subject to the terms and conditions of the blackout until the trading window opens again. The trading window typically opens at the beginning of the second full trading day after Marketo’s public disclosure of earnings for the most recent quarter. Please keep in mind that you are allowed to perform a cash exercise of your vested and exercisable stock options regardless of whether the trading window is open or closed. Please contact E*TRADE or stockadmin@marketo.com directly with any questions.

13.                               ESPP Deductions.  If you have participated in Marketo’s ESPP, any deductions made on your behalf for the current offering period will be refunded to you and will not be used to purchase shares at the next purchase date. Marketo uses ETRADE to administer its ESPP program.

14.                               E*TRADE.  You can continue to use your existing E*TRADE account to check your stock option and ESPP information. You will be subject to the same E*TRADE commission schedule as if you were still an employee. www.etrade.com. Please contact E*TRADE at 1-800-387-2331 with any questions.

15.                               LifeLock: You can re-enroll and continue to use your existing LifeLock plan at the same discounted rate. Please note payments are made directly to LifeLock.  http://excelsior-continuation.excelsiorenroll.com

16.                               Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity.

17.                               Expense Reimbursements.  You agree that, within forty-five (45) days after the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice. Expense form enclosed.

18.                               Release of All Claims.  In consideration for receiving the severance and COBRA payments described in paragraphs 4 and 6 above, to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, both known and unknown, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation): (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, constructive discharge, and breach of implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Family Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, or to any claim to indemnification under Section 2802 of the California Labor Code. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the Equal Employment Opportunity Commission or the Department of Labor, pursue any claims on your behalf.  You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

19.                               Waiver.  You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

20.                               No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

21.                               Proprietary Information Obligations.  At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on March 8, 2008, and a copy of which is attached as Exhibit A (the “PIIA”).

22.                               Confidentiality Obligations. At all times in the future, you will be bound by the conflidentiality and other obligations set forth in Exhibit B hereto.

23.                               Company Property.  You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, including Confidential Information (as defined on Exhibit B hereto). Also, please permanently delete any confidential Company data located either on your memory stick, personal computer, or software on the cloud (e.g. Carbonite, Dropbox, Google  Docs, SkyDrive, DVD, Memory Stick, External Drive).  Your timely compliance with your obligations with respect to the return of Company property is a condition precedent to your receipt of the severance benefits provided under this Agreement.

24.                               No Disparagement.  You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

25.                               Severance Clawback. In the event that you breach any of  Sections 21 (Proprietary Information Obligations), 22 (Confidentiality Obligations),  24 (No Disparagement), or 29 (Non Solicitation) or the terms and conditions of your PIIA (collectively with Sections 21, 22, 24, and 29 of this Agreement, the “Specified Agreements”), you will repay the Company 100% of the Severance Amount (the “Clawback Amount”) within ten (10) days of the Company’s written request of repayment.  THE PARTIES AGREE THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM ANY VIOLATION OF THE SPECIFIED AGREEMENTS WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THAT THE CLAWBACK AMOUNT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY THE COMPANY IN THE EVENT OF A BREACH OF THE SPECIFIED AGREEMENTS.  THE REMEDIES SET FORTH IN THIS PARAGRAPH ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE.

26.                               Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

27.                               Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions). Both you and the Company agree to submit to the exclusive jurisdiction of the state courts located in San Mateo County in the State of California and the federal courts located in the Northern District of California with respect to any disputes hereunder.

28.                               Execution.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

29.                               No Solicitation. You agree that during the twelve (12) month period following the Termination Date, and without the prior written consent of Company’s CEO, that you will not directly or indirectly recruit or solicit any person who is an employee or consultant of Company as of the Termination Date, or otherwise encourage any such person to terminate or curtail his or her employment or consulting relationship with Company.

30.                               Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

31.                               Miscellaneous.  This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement is personal to you, and is non-assignable by you. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

I have provided and returned all company property including, but not limited to:

☐                    Access Key Fob

☐                    Laptop

☐                    Computer/System password

☐                    Other

Verification of correct home mailing address (for Marketo’s use to send your W-2 statement and COBRA information)

Is the address above correct? Y or N?

If No, please print correct address:

Please provide contact phone number and email below.

Phone:

Email:

Feel free to contact me with any questions.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

MARKETO, INC.

By:	/s/ Margo Smith
Margo Smith
SVP and General Counsel

I acknowledge receipt of my final paycheck including accrued, but unused vacation. I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

By:	/s/ Bill Binch
Signature of Bill Binch

Dated:	March 7, 2016

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

CONFIDENTIALITY OBLIGATIONS

In connection with your business relationship (the “Purpose”) with the Company and its subsidiaries (together, for the purposes of this Exhibit B, “Marketo”), Marketo has allowed you access, or may allow you access, to information that it considers confidential or proprietary (“Confidential Information”). Confidential Information includes, without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics, and other technical, business, financial, customer, and product development plans, forecasts, strategies, and information, Client Information (as defined below), and other information, any of which may be embodied in any form or format, whether written or oral. You agree as follows:

1.                                                  You will hold in confidence and will not use or disclose any Confidential Information, and will take reasonable precautions to protect the Confidential Information.

2.                                                  You understand and acknowledge that, because of your experience and relationship with Marketo, you have had access to Marketo’s trade secrets and proprietary information, including Marketo’s Client Information. Client Information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the client and relevant to sales and/or services. You agree and covenant that you will not use Marketo’s confidential Client Information to directly or indirectly solicit the clients of Marketo, or to interrupt, disturb or interfere with the relationships of Marketo with its clients.

3.                                                  Without granting you any right or license in or to the Confidential Information, paragraphs 1 and 2 shall not apply to information that you can document (a) is in the public domain through no fault of yours or breach of this Agreement, (b) was properly known to you, without restriction, prior to disclosure by Marketo, or (c) was properly disclosed to you by another person without restriction. You will not copy or reverse engineer or attempt to derive the composition or underlying information, structure, or ideas of any Confidential Information. You will not issue, release, contribute to, or otherwise publicize any article, advertising, or statement concerning this Agreement (including the fact that a meeting or discussion has taken place between you and the Company in connection with this Agreement) without the Company’s prior written consent. Nothing in this Agreement will serve to grant you any right or license in or to any of the Confidential Information.

4.                                      You will promptly notify Company of any unauthorized release, disclosure, or use of Confidential Information.

5.                                      You represent that you have strictly abided by any and all instructions and restrictions provided by Marketo from time to time with respect to Confidential Information or Marketo systems.  You represent that you have ensured the security of any facilities, machines, accounts, passwords, and methods you used to store any Confidential Information or to access Marketo systems, and ensured that no other person gained or obtained access thereto.

6.                                      The obligations of confidentiality and use set forth herein will remain in effect with respect to any particular Confidential Information until you can document that such Confidential Information falls into one of the exceptions stated in Paragraph 3 of this Exhibit B.